Exhibit 99.1

Antares Pharma, Inc. 707 Eagleview Boulevard, Suite 414 Exton, PA 19341

FOR IMMEDIATE RELEASE	Amex: AIS

ANTARES PHARMA ANNOUNCES THE ADDITION OF

LEONARD S. JACOB, M.D., Ph.D. TO

THE BOARD OF DIRECTORS

EWING, NJ, Jan. 17, 2007/Business Wire/ -- Antares Pharma, Inc. (Amex: AIS) has elected Leonard S. Jacob, M.D., Ph.D. to the Company’s Board of Directors.

Dr. Leonard Jacob joins Antares with over 29 years of pharmaceutical industry experience including having founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989 Dr. Jacob co-founded Maganin Pharmaceuticals and served as its COO until 1996. From 1980 to 1989 Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry and is non-executive Chairman of the Board of Bradley Pharmaceuticals, Inc., a specialty pharma company focused principally on niche physician specialty markets in the U.S. He also serves on the Board of the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and is a founding Director of the Jacob Internet fund, a public mutual fund.

Jack E. Stover, President & CEO of Antares, stated, “We welcome Dr. Jacob to our Board of Directors and are pleased to be working with such a seasoned executive. His level of expertise and understanding of all aspects of our industry will be invaluable to Antares as we move forward with execution of our business plan as a specialty pharmaceutical company.”

About Antares Pharma

Antares Pharma is a specialized pharma product development company focused on developing patented drug delivery systems and injectable device engineering capabilities. Antares’ current technology platforms include its ATD™ Advanced Transdermal Delivery system, and its related TecTix™ system for topical and transmucosal delivery, its Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms including both Vibex™ disposable mini-needle injection device and Valeo™/Vision® reusable needle-free injection devices. Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. Overall, Antares’ product pipeline, if approved, will address unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience. Antares Pharma has corporate headquarters in Princeton Crossroads Corporate Center in Ewing, NJ, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Contacts:

Antares Pharma, Inc., Stephanie M. Baldwin, Robert F. Apple, 609.359.3020

The Trout Group LLC, Brian J. Korb, 212.477.9007

Equity Communications, Steve Chizzik, 908.688.9111